                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*



                          PennCorp Financial Group, Inc.
          -------------------------------------------------------------
                               (Name of Issuer)

                         $3.375 Convertible Preferred Stock
                          $3.50 Convertible Preferred Stock
          -------------------------------------------------------------
                         (Title of Class of Securities)


                                    708094206
          -------------------------------------------------------------
                                (CUSIP Number)



    Paul Chute                                          Copy to:
    Brown's Dock, L.L.C.                                James Learner
    56 Prospect St.                                     Kirkland & Ellis
    Hartford, Connecticut 06115                         200 E. Randolph Drive
    (860) 403-5594                                      Chicago, Illinois 60601
                                                        (312) 861-2000

--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)


                                January 10, 2000
          -------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                              Page 1 of 17 Pages

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 2 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Brown's Dock, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY
                     8    1,346,600 shares of $3.375 Convertible Preferred
     OWNED BY             Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                           1,346,600 shares of $3.375 Convertible Preferred Stock 224,800 shares of $3.50 Series II Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11 1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (see
      Item 5)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 3 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
  1
      Phoenix Home Life Mutual Insurance Company
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
  2                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
  3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
  4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
  5   TO ITEMS 2(d) or 2(e) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
  6
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY
                     8    1,346,600 shares of $3.375 Convertible Preferred
     OWNED BY             Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          10   1,346,600 shares of $3.375 Convertible Preferred
                          Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11 1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (see
      Item 5)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 4 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Phoenix Investment Partners, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY
                     8    1,346,600 shares of $3.375 Convertible Preferred
     OWNED BY             Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
       EACH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
    REPORTING        9
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          10   1,346,600 shares of $3.375 Convertible Preferred
                          Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11 1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (see
      Item 5)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IA
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 5 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Inverness Management Fund I LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY
                     8    1,346,600 shares of $3.375 Convertible Preferred
     OWNED BY             Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          10   1,346,600 shares of $3.375 Convertible Preferred
                          Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11 1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (see
      Item 5)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 6 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
 1
      WMD LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY
                     8    1,346,600 shares of $3.375 Convertible Preferred
     OWNED BY             Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          10   1,346,600 shares of $3.375 Convertible Preferred
                          Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 11 1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (see
      Item 5)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
 12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 14
      00
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 7 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      J.C. Comis LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY
                     8    1,346,600 shares of $3.375 Convertible Preferred
     OWNED BY             Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          10   1,346,600 shares of $3.375 Convertible Preferred
                          Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11 1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (see
      Item 5)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 8 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      W.McComb Dunwoody
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY
                     8    1,346,600 shares of $3.375 Convertible Preferred
     OWNED BY             Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          10   1,346,600 shares of $3.375 Convertible Preferred
                          Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11 1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (see
      Item 5)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 9 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      James C. Comis, III
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY
                     8    1,346,600 shares of $3.375 Convertible Preferred
     OWNED BY             Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          10   1,346,600 shares of $3.375 Convertible Preferred
                          Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11 1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (see
      Item 5)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 10 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Inverness/Phoenix Partners LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY
                     8    1,346,600 shares of $3.375 Convertible Preferred
     OWNED BY             Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          10   1,346,600 shares of $3.375 Convertible Preferred
                          Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11 1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (see
      Item 5)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 11 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Executive Capital Partners I LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY
                     8    1,346,600 shares of $3.375 Convertible Preferred
     OWNED BY             Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          10   1,346,600 shares of $3.375 Convertible Preferred
                          Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11 1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (see
      Item 5)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 12 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Inverness/Phoenix Capital LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY
                     8    1,346,600 shares of $3.375 Convertible Preferred
     OWNED BY             Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          10   1,346,600 shares of $3.375 Convertible Preferred
                          Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11 1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (see
      Item 5)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 13 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      DCPM Holdings, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Illinois
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY
                     8    1,346,600 shares of $3.375 Convertible Preferred
     OWNED BY             Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          10   1,346,600 shares of $3.375 Convertible Preferred
                          Stock 224,800 shares of $3.50 Series II Preferred
                          Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11 1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (see
      Item 5)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
                               (Amendment No.4)


     This Amendment No. 4 amends and supplements the statements on Schedule 13D of (i) Brown's Dock, L.L.C. (the "Buyer"), (ii) Phoenix Home Life Mutual
                                  -----
Insurance Company, (iii) Phoenix Investment Partners, Ltd., (iv) Inverness Management Fund I LLC, (v) WMD LLC, (vi) W. McComb Dunwoody, (vii) J.C. Comis LLC, (viii) James C. Comis III (ix) Inverness/Phoenix Partners LP (the "Fund"),
                                                                        ----
(x) Executive Capital Partners I, LP (the "Executive Fund"), (xi)
                                           --------------
Inverness/Phoenix Capital LLC and (xii) DCPM Holdings, Inc., dated September 9, 1998, as amended by Amendment No. 1, dated September 30, 1998, by Amendment No. 2, dated December 1, 1999 and Amendment No. 3, dated December 27, 1999 (the "Statement"). This Amendment No. 4 is being filed to amend Item 4 (Purpose of
 ---------
Transaction).

     Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Statement. Except as expressly set forth in this Amendment No. 4, there have been no material changes in the information contained in the Statement.

Item 4.   Purpose of Transaction.
          ----------------------

     The information set forth in Item 4 of the Statement is hereby amended and supplemented as follows:

     On January 10, 2000, the Issuer announced that it had entered into a purchase agreement with Swiss Re (the "Buyer") pursuant to which the Issuer will
                                       -----
sell, and the Buyer will purchase, the stock of the Issuer's Security Life and Trust and Southwestern Life subsidiaries (the "Dallas Operations"), such
                                               -----------------
transaction to be effected through a bankruptcy proceeding (the "Sale Plan").
                                                                 ---------
On January 11, 2000, the Ad Hoc Committee delivered a letter to the Board of Directors of the Issuer indicating (i) it does not have a current intention of pursuing litigation against the Issuer or its officers or directors to prevent the sale of the Dallas Operations to Buyer or based upon or arising out of the approval by the Company of the Sale Plan and (ii) it intends to submit a revised plan of restructuring to the Company as a superior alternative to the Sale Plan (the "Restructuring Plan"). The letter is attached hereto as Exhibit H.
      ------------------                                      ---------

Item 7.   Materials to be Filed as Exhibits.
          ---------------------------------

          Exhibit H:  Letter to the Board of Directors of PennCorp Financial
                      Group, Inc., dated January 10, 2000.

          Exhibit I: Agreement of Joint Filing, dated as of January 19, 2000, among Buyer, the Fund, the Executive Fund, DCPM, Phoenix, PXP, Inverness, WMD, JCC, Dunwoody and Comis.

                              Page 14 of 17 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 19, 2000



                         BROWN'S DOCK, L.L.C.


                         By:     /s/ James C. Comis III
                              ---------------------------
                         Print Name:  James C. Comis III
                         Its:  Managing Director


                         INVERNESS/PHOENIX PARTNERS LP

                              By:  Inverness/Phoenix Capital LLC,
                              Its: General Partner

                              By:  Inverness Management Fund I LLC
                              Its: Managing Member

                              By:  WMD LLC
                              Its: General Partner

                              By:     /s/ W. McComb Dunwoody
                                   -------------------------------
                              Print Name: W. McComb Dunwoody
                              Its: Managing Member

                              Page 15 of 17 Pages

                         EXECUTIVE CAPITAL PARTNERS I LP

                              By:  Inverness/Phoenix Capital LLC,
                              Its: General Partner

                              By:  Inverness Management Fund I LLC
                              Its: Managing Member

                              By:  WMD LLC
                              Its: General Partner

                              By:     /s/ W. McComb Dunwoody
                                   -------------------------------
                              Print Name: W. McComb Dunwoody
                              Its: Managing Member


                         INVERNESS/PHOENIX CAPITAL LLC

                              By:  Inverness Management Fund I LLC
                              Its: Managing Member

                              By:  WMD LLC
                              Its: General Partner

                              By:     /s/ W. McComb Dunwoody
                                   -------------------------------
                              Print Name: W. McComb Dunwoody
                              Its: Managing Member


                         DCPM HOLDINGS, INC.

                         By:     /s/ Michael E. Haylon
                              --------------------------
                         Print Name: Michael E. Haylon
                         Its: Vice-President


                         PHOENIX HOME LIFE MUTUAL
                         INSURANCE COMPANY

                         By:      /s/ John H. Beers
                             ----------------------
                         Print Name:  John H. Beers
                         Its: Vice-President

                                 Page 16 of 17 Pages

                         PHOENIX INVESTMENT PARTNERS, LTD.

                         By:     /s/ Michael E. Haylon
                              -------------------------
                         Print Name: Michael E. Haylon
                         Its:  Executive Vice-President


                         INVERNESS MANAGEMENT FUND I LLC

                              By:  WMD LLC, its General Partner

                              By:     /s/ W. McComb Dunwoody
                                   --------------------------
                              Print Name: W. McComb Dunwoody
                              Its: Managing Member

                         WMD LLC

                              By:    /s/ W. McComb Dunwoody
                                   --------------------------
                              Print Name: W. McComb Dunwoody
                              Its: Managing Member


                         J.C. COMIS LLC

                              By:      /s/ James C. Comis III
                                  ----------------------------
                              Print Name:  James C. Comis III
                              Its: Managing Member


                            /s/ W. McComb Dunwoody
                         --------------------------
                         W. McComb Dunwoody



                            /s/ James C. Comis III
                         ----------------------------
                         James C. Comis III

                         Page 17 of 17 Pages